Exhibit 5.1

Louisiana ¦ Mississippi ¦ Texas ¦ Florida ¦ Alabama ¦ London

June 18, 2014

Investar Holding Corporation

7244 Perkins Road

Baton Rouge, Louisiana 70808

Re:	Investar Holding Corporation
Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Investar Holding Corporation, a Louisiana corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-1 (Registration No. 333-196014) (as amended, the “Registration Statement”) initially filed with the Securities and Exchange Commission on May 16, 2014, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering for sale of an aggregate of up to 3,306,250 shares of common stock, par value $1.00 per share, of the Company (the “Shares”). Such 3,306,250 Shares include 431,250 Shares that may be purchased by the underwriters upon the exercise of a purchase option that the Company has granted to the underwriters.

In rendering this opinion, we have examined and relied upon the original, or a photostatic or certified (or otherwise satisfactorily identified) copy, of such records of the Company and certificates of officers of the Company, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued, delivered and paid for as contemplated by the Registration Statement (after the Registration Statement is declared effective), will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Louisiana. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time.

COUNSELORS AT LAW

Canal Place | 365 Canal Street, Suite 2000 | New Orleans, Louisiana 70130-6534 | 504-566-1311 | 504-568-9130 Fax | phelpsdunbar.com

June 18, 2014

We consent to be named in the Registration Statement under the heading “Legal Matters” as the law firm which passed on the validity of the Shares and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PHELPS DUNBAR, L.L.P.